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                                                                    EXHIBIT 23.2
                                                                    ------------



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders of
Airways Corporation and Subsidiary:

We consent to incorporation by reference in the registration statement (No. 33
- - - 98566) on Form S-8 of Airways Corporation and subsidiary of our report dated May 24, 1996, relating to the consolidated balance sheet of Airways Corporation and subsidiary as of March 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity and group equity and cash flows for the year then ended, which report appears in the March 31, 1996 annual report on Form 10-K of Airways Corporation and subsidiary.


                             /s/ KPMG PEAT MARWICK LLP

                             KPMG PEAT MARWICK LLP




Orlando, Florida
June 28, 1996